Mail Stop 6010


      		September 2, 2005


Via U.S. Mail and Facsimile to (636) 728-3010

David L. Dyckman
Executive Vice President and Chief Financial Officer
Thermadyne Holdings Corporation
16052 Swingley Ridge Road, Suite 300
Chesterfield, Missouri 63017


	Re:	Thermadyne Holdings Corporation
		Form 10-K for the year ended December 31, 2004
		Filed March 31, 2005
Forms 10-Q for the periods ended March 31, 2005
      File No. 000-23378


Dear Mr. Dyckman:

	We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


								Sincerely,



								Martin F. James
								Senior Assistant Chief
Accountant